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                                                                    Exhibit 11.1

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------

                     (In thousands except per share amounts)

                                                                                 Year Ended May 31
                                                                             ------------------------
                                                                   1999               1998                1997
                                                                 --------           --------            --------


Net Income
----------
     Net income applicable to common shares
      for basic earnings per share                               $ 94,546           $ 87,837            $ 78,315
          Add back interest net of tax on
          convertible securities assumed
          to be converted                                           1,005              5,638               5,266
                                                                 --------           --------            --------

  Net income applicable to common
        shares for diluted earnings                              $ 95,551           $ 93,475            $ 83,581
                                                                 ========           ========            ========



Shares Outstanding
------------------
    Weighted average shares for basic
        earnings per share                                        108,731             98,527              97,285

    Net issuable common share equivalents                             567                944                 609

    Additional shares issuable assuming
        conversion of convertible securities                        2,078             12,192              12,208
                                                                 --------           --------            --------

        Total shares for diluted earnings
          per share                                               111,376            111,663             110,102
                                                                 ========           ========            ========



Basic Earnings Per Common Share                                  $.87               $.89               $.81
                                                                 ====               ====               ====


Diluted Earnings Per Common Share                                $.86               $.84               $.76
                                                                 ====               ====               ====
